As filed with the Securities and Exchange Commission on June 4, 2024
Registration No. 333-251972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
on
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GANNETT CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	38-3910250
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
175 Sully's Trail, Suite 203
Pittsford, NY 14534-4560
(Address, including zip code, of registrant's principal executive offices)

Gannett Co., Inc. Performance Restricted Stock Unit Grant Agreement
(Employment Inducement Award Granted to Michael Reed)
(Full Title of Plan)

Polly Grunfeld Sack
Chief Legal Officer
175 Sully's Trail, Suite 203
Pittsford, NY 14534-4560
(585) 598-0032
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Gannett Co., Inc. (the "Registrant") is filing this Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Registration Statement on Form S-8 (File No. 333-251972) initially filed with the Securities and Exchange Commission on January 8, 2021 (the "Registration Statement") to deregister certain shares of the Registrant's common stock, par value $0.01 per share (the "Common Stock"), that were previously registered by the Registrant but remain unsold or otherwise unissued under the Registration Statement pertaining to the registration of 2,000,000 shares of Common Stock (the "Inducement Award") that may have been issued upon the vesting of performance restricted stock units granted to Michael Reed, the Company's Chief Executive Officer, in accordance with the terms of the Gannett Co., Inc. Performance Restricted Stock Unit Grant Agreement, by and between the Company and Mr. Reed, dated as of January 8, 2021, in reliance on the employment inducement award exemption under the New York Stock Exchange Listed Company Manual Rule 303A.08.

With respect to the Common Stock subject to the Inducement Award, 848,000 shares of Common Stock included in this Registration Statement are no longer issuable pursuant to the terms of the award. Pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister, and does hereby remove from registration, 848,000 shares of Common Stock registered and unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on June 4, 2024.

GANNETT CO., INC.

By:	/s/ Polly Grunfeld Sack
Name: Polly Grunfeld Sack
Title: Chief Legal Officer

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.